EXHIBIT (11)

                     COMPUTATION OF EARNINGS PER SHARE
                       UNIFI, INC. AND SUBSIDIARIES
                 (Amounts in thousands, except per share data)

                                                    Years Ended
                                   ------------------------------------------
                                   June 29, 1997  June 30,1996  June 25, 1995
                                   -------------  ------------  -------------
Primary
   Weighted average number of
    shares outstanding               63,294          65,726         69,005
   Net effect of dilutive
    stock options- based on
    the treasury stock method
    using average  market price         641             485            537
                                   ------------  -------------  -------------
   Total                              63,935         66,211          69,542
                                   ============  =============  =============

   Net Income                      $ 115,665     $   72,479      $  116,171
                                   ============  =============  =============

   Per Share Amount                $    1.81     $     1.09      $     1.67
                                   ============  =============  =============

Fully Diluted
   Weighted average number of
    shares outstanding                63,294         65,726          69,005
   Assumed Conversion of 6%
    convertible subordinated
    notes                                  -              *           7,753
   Net effect of dilutive stock
    options-based on the treasury
    stock method using the
    year-end market price, if
    higher than average market
    price                                715            525             544
                                   -----------  -------------   -------------
   Total                              64,009         66,251          77,302
                                   ==========   =============   =============

   Net Income                      $ 115,665    $    72,479     $   116,171
   Add 6% convertible subordinated
    notes interest, net of tax             -              *           8,703
                                   ---------    -----------     ------------
   Total                           $ 115,665    $    72,479     $   124,874
                                   =========    ===========     ===========

   Per Share Amount                $    1.81    $      1.09     $      1.62
                                   =========    ===========     ===========

* Conversion of the 6% convertible subordinated notes was not considered for this computation because its effect is antidilutive. Accordingly, fully diluted earning per share for this period has been reported consistent with the primary earnings per share results.